Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President, Investor Relations and Corporate Communications	Westlake, Ohio 44145 USA
440-204-9985
lara.mahoney@nordson.com

Nordson Corporation Names Daniel Hopgood as Chief Financial Officer

Westlake, Ohio – (April 23, 2024) – Nordson Corporation (NASDAQ-NDSN) today announced that Daniel Hopgood has been named executive vice president and chief financial officer, effective May 20, 2024. Mr. Hopgood succeeds Joseph Kelley, who assumed the role of Nordson’s executive vice president and Industrial Precision Solutions segment leader as previously announced.

Mr. Hopgood brings more than 25 years of financial and operational expertise to the role. Since 2012, he’s held roles of increasing responsibility at Eaton Corporation (NYSE: ETN), a $23 billion multinational power management company. In his current role, he serves as Eaton’s controller and chief accounting officer, leading global accounting and reporting, as well as developing and executing Eaton’s global finance strategy. From 2013-2017, he served as senior vice president of finance for Eaton’s $7-8 billion Industrial Sector, partnering with business leaders on finance, planning and business development strategy. Prior to joining Eaton, he was vice president, aftermarket Americas for Meritor, Inc. (NYSE: MTOR), a Fortune 500 manufacturer of commercial vehicle components and systems, where he ran the day-to-day aftermarket business, gaining first-hand general management experience.

“I am excited to welcome Dan to our executive leadership team. As Nordson continues to make progress on our Ascend Strategy, we will benefit from Dan’s robust financial and operational leadership experience. I also was energized by Dan’s passion for developing talent. As Nordson continues to grow, building winning teams is an important success factor,” said Sundaram Nagarajan, president and chief executive officer of Nordson.

“The Nordson team has done an outstanding job of implementing the Ascend Strategy, which is delivering strong profitable growth. I am excited about the strategy and the opportunity to scale a growth-oriented business portfolio. I look forward to partnering with Naga and the leadership team to achieve the Company’s long-term strategic and financial objectives,” said Mr. Hopgood.

Mr. Nagarajan continued, “I’d like to thank Stephen Shamrock, who served as the interim CFO during this period and continued to drive a high level of financial performance. Stephen has

Exhibit 99.1
been named Nordson’s chief accounting officer, in addition to his corporate controller responsibilities. We have a very strong financial leadership team, and I am looking forward to a smooth transition.”

About Daniel Hopgood
Mr. Hopgood has an extensive career of progressive finance and accounting roles. He started his career at PricewaterhouseCoopers. He later joined Delphi Automotive Systems Corporation, where he supported a $1.6 billion initial public offering and was responsible for all SEC reporting and compliance filings. In 1999 Mr. Hopgood became a manager of corporate finance and reporting for MSX International, Inc., a management consulting company for leading automotive brands. He held roles of increasing responsibility with MSX, reaching the level of director of finance and corporate controller.

Mr. Hopgood advanced his career by joining Meritor in 2007 as vice president and assistant controller. He continued his career trajectory, becoming the chief accounting officer and later the vice president of Meritor’s aftermarket Americas business, where he ran the day-to-day aftermarket business. From 2012 to present, Mr. Hopgood has served Eaton in a variety of finance leadership roles, starting as vice president of finance and planning for the vehicle group to his current role of controller and chief accounting officer.

Mr. Hopgood serves as vice chair of the Ohio, Northern Kentucky and West Virginia board of the American Cancer Society. He has a Bachelor of Science degree from Oakland University in Michigan.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, linkedin/Nordson, or www.facebook.com/nordson.

# # #